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                                                                   EXHIBIT 10.14

                                 LICENSE AGREEMENT



     THIS LICENSE AGREEMENT (the "Agreement") is made and entered into this 10th day of August 1999, by and between HOLLYWOOD CASINO CORPORATION, a Delaware corporation (the "Licensor"), and HOLLYWOOD CASINO SHREVEPORT (formerly QNOV), a Louisiana general partnership (the "Licensee").



                                 RECITALS



     A. The Licensor and its subsidiaries own, develop and operate dockside, riverboat and land-based casinos and hotels and certain other facilities relating thereto in emerging and established gaming jurisdictions;



     B. The Licensee (i) is in the process of developing, and upon completion of construction will own, 100% of a certain Hollywood-themed riverboat gaming casino and certain other facilities relating thereto (collectively, "Hollywood-Shreveport") located on and adjoining the Red River in Shreveport, Louisiana and (ii) holds a gaming license under the laws of the State of Louisiana;



     C. The Licensor is the owner of the trademark properties described on Exhibit "A," which is attached hereto and made a part hereof (together with all trademark properties subsequently acquired by the Licensor, the "Trademarks"); and



     D. The Licensor desires to grant to the Licensee, and the Licensee desires to receive from the Licensor, a license to use the Trademarks, subject to the terms and provisions hereof.



                                  AGREEMENTS



     In consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



     1. Grant of License. The Licensor hereby grants to the Licensee, and the Licensee hereby accepts from the Licensor, the right to use the Trademarks in the Exclusive Area (as specified in Paragraph 3 hereof) in connection with casino and other related services.



     2. Term. This Agreement shall commence on the date hereof (the "Commencement Date") and shall continue in full force and effect for an initial term of five (5) consecutive years thereafter, unless sooner terminated or later extended pursuant to the provisions of this Agreement (which initial term, as renewed and extended, is hereinafter called the "Term"). This Agreement shall be automatically renewed for
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          additional periods of one year each unless either party hereto shall indicate its intention not to renew by written notice to the other party given not less than thirty (30) days prior to the commencement of any renewal period. Notwithstanding the foregoing, this Agreement shall terminate concurrently with the termination of that certain Management Services Agreement dated as of September 22, 1998, as amended, by and between Licensee and HWCC-Shreveport, Inc. (the "Management Agreement"); provided, however, that this Agreement shall continue in effect for a period of six (6) months from the date the Management Agreement is terminated pursuant to Section 11.01 thereof.



     3. Geographical Exclusivity. The license granted by the Licensor to the Licensee pursuant to Paragraph 1 of this Agreement shall be exclusive to the Licensee in Bossier and Caddo Parishes, Louisiana only (the "Exclusive Area"). The Licensee acknowledges and agrees that the Licensor may grant to subsidiaries and affiliates of the Licensor or other third parties the right to use the Trademarks in areas other than the Exclusive Area during the Term.



     4. Royalties. The Licensee shall pay to the Licensor an amount equal to $100.00 per year during the Term. The initial installment shall be payable on or before September 1, 1999 and the remaining installments shall be payable on each and every anniversary of the Commencement Date.



     5.   Quality Control; Protection.



          (a) The Licensee will ensure that the quality of services it renders in connection with the Trademarks shall be at least equal to the quality of services provided by the Licensor or its other subsidiaries in connection with the Trademarks in order to protect the goodwill associated with the Trademarks. All use by the Licensee of the Trademarks shall inure to the benefit of the Licensor.



          (b) The Licensee shall cause all advertising, promotional or display material used in connection with Hollywood-Shreveport and any other gaming project subsequently owned, developed or operated by the Licensee to bear all such notices of copyrights, trademarks or service marks and any other notices as may be appropriate or necessary to preserve the rights of the Licensor with respect to the Trademarks. The Licensee shall not vary, change or alter the design or copy of any logos or artwork associated with any Trademark.



          (c) The Licensee hereby acknowledges the Licensor's full and exclusive ownership of the Trademarks, whether or not such ownership and other rights are now or may hereafter be registered, and agrees that it will not attack the Trademarks or the Licensor's rights therein, nor do anything which may

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               diminish, dilute or otherwise adversely affect the Trademarks or the Licensor's rights therein.



          (d) The Licensor and its representatives shall have full and complete access to and the right to examine Hollywood-Shreveport and any other gaming project subsequently owned, developed or operated by the Licensee and the books and records relating thereto at any time and from time to time during reasonable business hours to determine the compliance by the Licensee with its obligations under this Agreement.



     6. Assignment. The Licensee shall not assign this Agreement or its rights or interests hereunder to a third party without the prior written consent of the Licensor; provided, however, that the Licensor has consented to the Licensee's pledge and assignment of this Agreement as collateral in connection with Licensee's issuance of its $150,000,000 of 13% First Mortgage Notes due 2006. Any purported assignment in violation of this Paragraph 6 shall be deemed null and void.



     7. Successor. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.



     8. Interpretation. The preamble recitals of this Agreement are incorporated into and made a part of this Agreement; titles of paragraphs are for convenience only and are not to be considered a part of this Agreement.



     9. Arbitration. Any and all claims, disputes or controversies arising between the parties hereto regarding or concerning any of the terms of this Agreement or the breach thereof, on the written demand of either of the parties hereto, shall be submitted to and be determined by binding and final arbitration held in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and in accordance with the Federal Rules of Civil Procedure and Evidence applicable thereto. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.



     10. Relationship. This Agreement shall not be construed as placing the parties or any of them in a master/servant, principal/agent or other agency relationship one as to the other, it being the intent and purpose of this Agreement that each party shall be independent as to the other.



     11. Entire Agreement; Amendment. This Agreement sets forth all the promises, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof. There are no other oral or written promises, agreements, conditions or understandings between them. Except as otherwise provided herein,

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          no subsequent alteration, amendment, change or addition to this
          Agreement shall be binding upon the parties unless in writing and signed by them.



     12. No Waiver. No delay or failure by any party to exercise any right under this Agreement, and no partial or single exercise thereof, shall constitute a waiver of that or any other right unless otherwise expressly provided herein.



     13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



     14. Severability. If any provision of this Agreement or the application hereof to any person or circumstances shall to any extent be held void, unenforceable or invalid, then the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held void, unenforceable or invalid shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.



     15. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be: (i) personally delivered; (ii) transmitted by United States Certified or Registered Mail, postage prepaid, return receipt requested, or by commercial courier or express service; or (iii) transmitted by telecopier, telegraphic, telex or cable communication to the party to whom such notice, request, consent or other communication is being given at the address of such party set forth below, or at such other address as any party may designate by written notice to the other parties:

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          (a)  If to the Licensor, to it at:



               Hollywood Casino Corporation
               Two Galleria Tower, Suite 2200
               13455 Noel Road, LB 48
               Dallas, Texas 75240
               Attention:  Mr. William D. Pratt



          (b)  If to the Licensee, to it at:



               Hollywood Casino Shreveport
               Two Galleria Tower, Suite 2200
               13455 Noel Road, LB 48
               Dallas, Texas 75240
               Attention: Mr. William D. Pratt


               All notices, requests, consents and other communications shall be effective or deemed delivered upon (i) the date of receipt if delivered personally, (ii) the earlier to occur of the actual receipt thereof by the addressee or three (3) days after the date of deposit if transmitted by mail or commercial courier or express service or
          (iii) the date of transmission with confirmed answerback if transmitted by telecopier, telegraphic, telex or cable communication.



     16. Cost of Enforcement. In any action or proceeding brought by any party against any other party under this Agreement (including arbitration pursuant to Paragraph 10 hereof), the prevailing party shall be entitled to recover from the other party attorneys' fees, investigation costs, and other legal expenses and court and other similar costs incurred by such party in such action or proceeding as the court or other arbiter may find to be reasonable.



     17. Governing Law. This Agreement shall be governed by the terms and provisions hereof and the internal laws of the State of Texas, as the same may exist from time to time. Each of the terms and provisions of this Agreement is subject to and shall be enforced in compliance with the provisions of applicable gaming laws and rules, regulations, rulings and other similar pronouncements issued by applicable gaming authorities.



     18. Time is of the Essence. Time is and shall be of the essence of this Agreement and of each term and provision hereof.
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     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed by its duly authorized officers or representatives on and effective as of the day and year first above written.



                              LICENSOR



                              HOLLYWOOD CASINO CORPORATION,
                              a Delaware corporation



                              By:  /s/ CHARLES F. LAFRANO
                                  ------------------------------------
                              Name:  Charles F. LaFrano
                              Title: Vice President



                              LICENSEE



                              HOLLYWOOD CASINO SHREVEPORT
                              a Louisiana general partnership




                              By:  HCS I, INC., its managing general partner



                                   By:  /s/ PAUL C. YATES
                                        ------------------------------------
                                   Name:  Paul C. Yates
                                   Title: Executive Vice President and Chief
                                          Financial Officer

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                                 EXHIBIT "A"


                                 TRADEMARKS